Exhibit 23(d)(iv) under Form N-1A
                                           Exhibit 10(d) under Item 601/Reg. S-K


                                  AMENDMENT #1
                        TO INVESTMENT ADVISORY CONTRACT
                                    BETWEEN
                        FEDERATED INVESTMENT COUNSELING
                                      AND
                         FEDERATED CORE TRUST II, L.P.

      This Amendment #1 (the "Amendment") to the Investment Advisory Contract dated December 1, 2001 (the "Contract") between Federated Investment Counseling (formerly, Federated Global Investment Management Corp.) (the "Adviser") and Federated Core Trust II, L.P. (the "Trust") on behalf of its portfolio Emerging Markets Fixed Income Core Fund (the "Fund") is made and entered into this 1st day of September, 2006. Terms used as defined herein, which are not otherwise defined herein, shall have meaning ascribed thereto in the Contract.

      WHEREAS, the Trust and the Adviser have entered into the Contract; and

      WHEREAS, the Trust and the Adviser wish to amend the Contract on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1(a). The Contract is hereby amended by deleting paragraph 3 in its entirety and replacing it with the following:

      "3.   The Adviser shall reimburse all ordinary expenses including out-of-
pocket expenses of the Fund and its allocable portion of Trust expenses including, without limitation, the expenses of organizing the Trust and continuing its existence; fees and expenses of Trustees and officers of the Trust; fees for administrative personnel and services; expenses incurred in the distribution of its shares ("Shares"), including expenses of administrative support services; fees and expenses of preparing and printing its Registration Statements under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, and any amendments thereto; expenses of registering and qualifying the Trust, the Fund, and Shares of the Fund under federal and state laws and regulations; expenses of preparing, printing, and distributing prospectuses (and any amendments thereto) to shareholders; interest expense, taxes, fees, and commissions of every kind; expenses of issue (including cost of Share certificates), purchase, repurchase, and redemption of Shares, including expenses attributable to a program of periodic issue; charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, and registrars; printing and mailing costs, auditing, accounting, and ordinary legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Trustees and shareholders and proxy solicitations therefor; insurance expenses; association membership dues and such ordinary nonrecurring items as may arise, including all losses and liabilities incurred in administering the Trust and the Fund; provided that the Fund shall pay or cause to be paid its allocable share of such extraordinary expenses as may arise. Extraordinary expenses means any expenses of unusual character that in the normal course of events would not be expected to occur in the Fund's fiscal year or the excess over the Fund's normal expenses due to unusual conditions in any fiscal year and include expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Trust to indemnify its officers and Trustees and agents with respect thereto."

1(b). The Contract is hereby amended by deleting paragraph 4 in its entirety and replacing it with the following:

      "4.   The Adviser will not charge a fee for the services rendered to each
Fund hereunder."

1(c). The Contract is hereby amended by deleting paragraph 6 in its entirety. The remaining paragraphs shall be re-numbered accordingly.

2. The Amendments set forth herein shall become effective as to the Fund as of the date of initial investment by a portfolio of Federated Managed Pool Series in the Fund.

3. No Other Amendments. Except as expressly amended hereby, the Contract shall continue in full force and effect in accordance with its terms.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                     FEDERATED INVESTMENT COUNSELING

                                     By:  /s/ William D. Dawson, III
                                     Name:  William D. Dawson, III
                                     Title:  Vice Chairman

                                     FEDERATED CORE TRUST II, L.P., on behalf of its portfolio, Emerging Markets Fixed
Income
                                     Core Portfolio

                                     By:  /s/ J. Christopher Donahue
                                     Name:  J. Christopher Donahue
                                     Title:  President




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